EXHIBIT 10.7

INDEMNITY AGREEMENT

This Indemnity Agreement (“Agreement”), effective as of [Date], is made by and between First Choice Bancorp, a California corporation (“Company”), and, [Name] (“Indemnitee”). The Company and the Indemnitee are collectively referred to herein as the “Parties” and individually as a “Party”).

RECITALS

A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

C. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of officers and directors;

D. The Board of Directors of the Company (“Board”) has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its officers and directors and the officers and directors of its subsidiaries, to the fullest extent permitted by California law in connection with claims against such officers and directors in connection with their service to the Company and its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its subsidiaries and the Company’s stockholders;

E. Section 317 of the California Corporations Code (“Corporations Code”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, for actions taken in good faith;

F. The Company believes that the interest of the Company’s stockholders would best be served by the indemnification by the Company of the directors and officers of the Company and its subsidiaries as provided for herein;

G. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company and/or the subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or a subsidiary of the Company; and

H. The Indemnitee is willing to serve, or to continue to serve, the Company and/or the subsidiaries of the Company, provided that he or she is furnished the indemnity provided for herein.

AGREEMENT

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions.

a.	“Agent” means any person who is or was a director, officer, employee or other agent of the Company or “Subsidiary” (as defined below); or is or was serving at the request of, for the convenience of or to represent the interest of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of or to represent the interests of such predecessor corporation.

b.	“Expenses” means all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a Proceeding (as defined below) or establishing or enforcing a right to indemnification under this Agreement and the Corporation Code.

c.	“Proceeding” means any threatened, pending, or completed action, suit, claim, arbitration matter or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever.

d.	“Subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

2.	Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an Agent, at the Company’s or the Subsidiary’s will, as the case may be (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an Agent, so long the Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any Subsidiary or until such time as the Indemnitee tenders a resignation in writing or the indemnitee is removed from such position; provided, however, nothing contained in this Agreement is intended to create any right to continued employment by the Indemnitee.

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3.	Maintenance of Liability Insurance.

a.	The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an Agent and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an Agent, the Company, subject to Section 3(b) hereof, shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

b.	Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage is reduced by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a Subsidiary.

4.	Mandatory Indemnification. Indemnification by the Company under this and the subsequent Sections shall be in accordance with, and shall not exceed what is permitted by the Corporations Code.

a.	Third Party Actions. If the Indemnitee was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was an Agent, or by reason of anything done or not done by the Indemnitee in such capacity, then the Company shall, indemnify the Indemnitee from against any and all Expenses if the Indemnitee acted in good faith, pursuant to the Corporations Code, and in a manner the Indemnitee reasonably believed to be in the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful;

b.	Derivative Actions. If the Indemnitee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company, to procure a judgment in its favor because the Indemnitee is or was an Agent, or by reason of anything done or not done by the Indemnitee in such capacity, the Company shall indemnify the Indemnitee from against any and all Expenses if he or she acted in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Company; except that no indemnification under this subsection shall be made after the time for an appeal has expired, for any judgment, by a court of competent jurisdiction, as to which the Indemnitee shall have been finally adjudged to be liable to the Company due to willful misconduct of a culpable nature in the performance of the Indemnitee’s duty to the Company, unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper;

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c.	Actions Where Indemnitee is Deceased. If the Indemnitee’s estate is a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was an Agent, or by reason of anything done or not done by the Indemnitee in any such capacity, the Company shall indemnify the Indemnitee’s estate from against any and all Expenses if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and prior to, except that in a Proceeding by or in the right of the Company, no indemnification shall be due in respect of any Proceeding after the time for an appeal has expired, for any judgment, by a court of competent jurisdiction, as to which the Indemnitee shall have been finally adjudged to be liable to the Company due to willful misconduct of a culpable nature in the performance of the Indemnitee’s duty to the Company,, unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper; and

d.	Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for Expenses that have been paid directly to Indemnitee under the Company’s D&O Insurance.

5.	Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses incurred by the Indemnitee in the investigation, defense, settlement or appeal of a Proceeding but not entitled, however, to indemnification for the total amount of the Expenses, the Company shall only indemnify the Indemnitee for such portion to which the Indemnitee is entitled.

6.	Advancement of Expenses. Subject to Section 10 below, the Company shall advance Expenses incurred by the Indemnitee in connection with the Proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an Agent or by reason of anything done or not done by him or her in any such capacity. Indemnitee hereby agrees to repay such Expenses advanced to the extent that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company hereunder. The Expenses to be advanced hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company.

7.	Notice and Other Indemnification Procedures.

a.	Promptly and within ten (10) days after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company in writing of the commencement or threat of commencement of any Proceeding.

b.	If, at the time of the receipt of a notice of the commencement of a Proceeding pursuant to Section 7(a) hereof, the Company has any D&O Insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurer(s) that issued the D&O Insurance in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

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c.	In the event the Company becomes obligated to advance Expenses to the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with the Company’s choice of counsel subject to the reasonable approval by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do. After such approval by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same Proceeding, provided that (i) the Indemnitee shall have the right to employ his or her counsel in any such Proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee or Company shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.

8.	Determination of Right to Indemnification.

a.	To the extent the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 4(a), 4(b) or 4(c) of this Agreement, the Company shall indemnify the Indemnitee against Indemnitee’s Expenses.

b.	In the event that Section 8(a) is inapplicable, the Company shall only indemnify the Indemnitee if the Indemnitee proves to a forum listed in Section 8(c) below that the Indemnitee has met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

c.	The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8(b) shall be heard, from among the following:

i.	A majority vote of a quorum consisting of the current directors who are not parties to such Proceeding;

ii.	if such quorum of the then current directors is not obtainable, by independent legal counsel selected by the Board and reasonably approved by the Indemnitee, which counsel shall make such determination in a written opinion;

iii.	approval of the then current shareholders of the Company (as defined in § 153 of the California General Corporation Law (or any similar successor statute)), with the shares owned by Indemnitee not being entitled to vote thereon; or

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iv.	the court in which the Proceeding is or was pending upon application made by the Company or Indemnitee or the attorney or other person rendering services in connection with the defense thereof, whether or not the application by Indemnitee, attorney or other person is opposed by the Company.

d.	As soon as practicable, and in no event later than sixty 60 days after written notice of the Indemnitee’s choice of forum pursuant to Section 8(c) above, the Company shall, at its own expense, submit to the selected forum its claim that the Indemnitee is not entitled to indemnification; and the Company shall act in good faith to assure the Indemnitee a complete opportunity to defend against such claim.

e.	Notwithstanding a determination by any forum listed in Section 8(c) hereof that the Indemnitee is not entitled to indemnification with respect to a specific proceeding, the Indemnitee shall have the right to apply to the court in which the Proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to the Agreement.

f.	The Company shall indemnify the Indemnitee against Expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against Expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

9.	Limitation of Actions and Release of Claims. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Subsidiary against the Indemnitee, his or her spouse, heirs, estate, executors or administrators after the expiration of one (1) year from the alleged act or omission of the Indemnitee upon which such proceeding is based; however, in a case where the Indemnitee conceals the facts underlying such cause of action, no proceeding shall be brought and no cause of action shall be asserted after the expiration of one (1) year from the earlier of (i) the date the Company or any Subsidiary discovers such facts, or (ii) the date the Company or any Subsidiary could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any Subsidiary, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 9 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Company has no actual knowledge apart from the Indemnitee’s knowledge.

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10.	Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance Expenses to the Indemnitee:

a.	Claims Initiated by Indemnitee. With respect to Proceedings initiated by the Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under the Corporation Code, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate;

b.	Lack of Good Faith. That are incurred with respect to any Proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that any of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous;

c.	Unauthorized Settlements. Under this Agreement for any amounts paid in settlement of a Proceeding unless the Company consents in writing to such settlement;

d.	Claims by the Company for Willful Misconduct. That are incurred by the Indemnitee with respect to any Proceeding brought by the Company against the Indemnitee for knowingly fraudulent, deliberately dishonest, criminal or willful misconduct, unless a court of competent jurisdiction determines that each of such claims was not made in good faith or was frivolous;

e.	Section 16(b). For expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute or applicable state statute;

f.	Regulatory Actions. For Proceedings commenced by a bank regulatory agency against the Indemnitee for which the indemnification payments are prohibited by California, or federal law or regulation;

g.	Improper Personal Benefit. For any Proceeding arising from a transaction in which the Indemnitee derived an improper personal benefit;

h.	Reckless Behavior. For acts or omissions that show a reckless disregard for the Indemnitee’s duty to the Company or its shareholders, or for which the Indemnitee was aware or should have been aware, of a risk of serious injury to the Company or its shareholders;

i.	Unlawful Transactions or Distributions. For acts or omissions that violate Sections 204, 310 or 316 of the Corporations Code;

j.	Unlawful Indemnification. If a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or

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k.	Forfeiture of Certain Bonuses and Profits. For the payment of amounts required to be reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or any similar statute; or

l.	Claims under Section 317(h). Claims under Corporation Code Section 317(h).

11.	Nonexclusivity. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Articles of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to actions in his or her official capacity and to actions in another capacity while occupying his or her position as an Agent, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an Agent and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

12.	Interpretation of Agreement. The Parties intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by California law.

13.	Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 12 hereof.

14.	Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both Parties, even upon the receipt of additional consideration. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

15.	Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors, heirs, executors, and administrators and assigns of the Parties.

16.	Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the Party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either Party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

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17.	Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of California, as applied to contracts between California residents entered into and to be performed entirely within California, without regard to California’s conflicts of laws principles.

18.	Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of California for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

19.	Integration. This Agreement constitutes the entire Agreement between the Company and the Indemnitee with respect to the subject matter hereof, and supersedes all discussions, agreements and understandings, both written and oral, among the Parties with respect thereto.

20.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original. This Agreement is binding when one or more counterparts, individually or taken together, is signed by each of the Parties.

21.	No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent that Indemnitee has otherwise received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise indemnifiable under this Agreement.

22.	Indemnification by One or More Subsidiaries. If at any time during the application of this Agreement, Indemnitee is also party to a separate indemnity agreement between the Indemnitee and one or more of the Company’s Subsidiaries, then Indemnitee specifically agrees that all demands and claims for indemnification by Indemnitee shall first be present to, and either paid or rejected, in whole or in part, by, the appropriate Subsidiary or Subsidiaries of the Company, and that the indemnification contained in this Agreement shall apply only to the extent that one or more of the Subsidiaries for any reason refuses or fails to fully indemnify Indemnitee under the terms of such Subsidiary’s indemnity agreement, or is prohibited by any policy, statute or regulation.

23.	Captions and Headings. The captions and headings used in this Agreement are for reference purposes only and shall not be taken into account in construing or interpreting this Agreement.

The Parties have entered into this Agreement effective as of the date first above written.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date specified above.

FIRST CHOICE BANCORP

By:

Its:

INDEMNITEE:

Name:

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